Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each of the Registration Statements of BioDelivery Sciences International, Inc. (the “Company”) on Form S-3 (No. 333-133629), on Form S-3 (No. 333-133630), on Form S-3 (No. 333-135746), on Form S-3 (No. 333-143247), on Form S-3 (No. 333-149671), on Form S-3 (No. 333-157173), on Form S-3 (No. 333-156839), on Form S-8 (No. 333-143590), on Form S-3 (No. 333-173261), on Form S-3 (No. 333-160121), on Form S-8 (No. 333-176476), on Form S-8 (No. 333-190796), on Form S-3 (No. 333-192618) and on Form S-3 (No. 333-179257) of our report, dated March 14, 2014, relating to the consolidated financial statements of the Company which appear in this Form 10-K and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2013.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 14, 2014